INVESTMENT MANAGEMENT AGREEMENT


      AGREEMENT, dated as of July 17, 2003, by and between OPTIMUM FUND TRUST (the "Trust") and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the "Investment Manager").

      WHEREAS,   the  Trust  is  an  investment  company  registered  under  the
Investment Company Act of 1940, as amended (the "1940 Act"), and is organized as a statutory trust under the laws of the State of Delaware; and

      WHEREAS, the Trust is and will continue to be a series fund having one or more investment portfolios, each with its own investment objective, policies and restrictions; and

      WHEREAS, the Investment Manager is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act") and engages in the business of providing investment advisory services; and

      WHEREAS, the 1940 Act prohibits any person from acting as an investment adviser to a registered investment company except pursuant to a written contract; and

      WHEREAS, the Board of Trustees (the "Board" or the "Trustees") of the Trust desires to retain the Investment Manager as the investment manager of the Trust;

      NOW, THEREFORE, the Trust and the Investment Manager hereby agree as follows:

                    1. APPOINTMENT OF THE INVESTMENT MANAGER

      The Trust hereby appoints the Investment Manager as the investment manager for each of the series of the Trust specified in Appendix A to this Agreement, as such Appendix A may be amended by the Investment Manager and the Trust from time to time (the "Funds"), subject to the supervision of the Trustees of the Trust and in the manner and under the terms and conditions set forth in this Agreement. The Investment Manager accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement commencing on its effective date. The Investment Manager will be an independent contractor and will have no authority to act for or represent the Trust in any way or otherwise be deemed an agent unless expressly authorized in this Agreement or another writing by the Trust and the Investment Manager.

                       2. DUTIES OF THE INVESTMENT MANAGER

      A. Subject to the general supervision and control of the Trustees of the Trust and under the terms and conditions set forth in this Agreement, the Trust acknowledges and agrees that it is contemplated that the Investment Manager will, at its own expense, select and contract with one or more investment advisers ("Sub-Advisers") to manage the investment operations and composition of each and every Fund of the Trust and render investment advice for each Fund, including the purchase, retention, and disposition of the investments, securities and cash contained in each Fund, in accordance with each Fund's investment objective, policies and restrictions as stated in the Trust's Agreement and Declaration of Trust and By-Laws, such Fund's Prospectus and Statement of Additional Information ("SAI"), and any other written guidelines, policies and procedures adopted by the Trust and applicable to such Fund, as from time to time in effect; provided, that any contract with a Sub-Adviser (a "Sub-Advisory Agreement") shall be in compliance with and approved as required by the 1940 Act or in accordance with exemptive relief granted by the Securities and Exchange Commission ("SEC") under the 1940 Act.


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      B. Subject  always to the  supervision  and control of the Trustees of the
Trust, the Investment Manager will have (i) overall supervisory responsibility for the general management and investment of each Fund's assets; (ii) full discretion to select new or additional Sub-Advisers for each Fund; (iii) full discretion to enter into and materially modify existing Sub-Advisory Agreements
with   Sub-Advisers;   (iv)  full   discretion  to  terminate  and  replace  any
Sub-Adviser; and (v) full investment discretion to make all determinations with respect to the investment of a Fund's assets not then managed by a Sub-Adviser. In connection with the Investment Manager's responsibilities herein, the Investment Manager will assess each Fund's investment focus and will seek to implement decisions with respect to the allocation and reallocation of each Fund's assets among one or more current or additional Sub-Advisers from time to time, as the Investment Manager deems appropriate, to enable each Fund to achieve its investment goals. In addition, the Investment Manager will monitor the compliance of each Sub-Adviser with the investment objectives, policies and restrictions of any Fund or Funds (or portions of any Fund) under the management of such Sub-Adviser, and the compliance of each Sub-Adviser with legal
regulatory   requirements  and  any  other  written  guidelines,   policies  and
procedures  adopted  by the Trust  and  applicable  to such  Fund or Funds.  The
Investment Manager will review and report to the Trustees of the Trust on such compliance of each Fund and on the performance of each Sub-Adviser. The Investment Manager will furnish, or cause the appropriate Sub-Adviser(s) to furnish, to the Trust such statistical information, with respect to the investments that a Fund (or portions of any Fund) may hold or contemplate purchasing, as the Trust may reasonably request and is reasonably available. On the Investment Manager's own initiative, the Investment Manager will apprise, or cause the appropriate Sub-Adviser(s) to apprise, the Trust of important developments materially affecting each Fund (or any portion of a Fund that they advise) and will furnish the Trust, from time to time, with such information as may be appropriate for this purpose. Further, the Investment Manager agrees to furnish, or cause the appropriate Sub-Adviser(s) to furnish, to the Trustees of the Trust such periodic and special reports as the Trustees of the Trust may reasonably request.

      C. The Investment Manager will also furnish to the Trust, at its own expense and without remuneration from or other cost to the Trust, the following:

         (i) OFFICE SPACE. The Investment Manager will provide office space in the offices of the Investment Manager or in such other place as may be reasonably agreed upon by the parties hereto from time to time, and all necessary office facilities and equipment;

         (ii) PERSONNEL. The Investment Manager will provide necessary executive and other personnel, including personnel for the performance of clerical and other office functions, exclusive of those functions: (a) related to and to be performed under the Trust's contract or contracts for administration, custodial, accounting, bookkeeping, transfer, and dividend disbursing agency, distribution or similar services by any entity, including the Investment Manager or its affiliates, selected to perform such services under such contracts; and (b) related to the services to be provided by any Sub-Adviser pursuant to any Sub-Advisory Agreement; and

         (iii) PREPARATION OF PROSPECTUS AND OTHER DOCUMENTS. The Investment Manager will cooperate in providing other information and services, other than services of outside counsel or independent accountants or services to be provided by any Sub-Adviser under any Sub-Advisory Agreement, required in connection with the preparation of all registration statements, Prospectuses, Prospectus supplements, and SAIs, all annual, semiannual, and periodic reports to shareholders of the Trust, regulatory authorities, or others, all notices and proxy solicitation materials furnished to shareholders of the Trust or regulatory authorities, and all tax returns.

      D. LIMITATIONS ON LIABILITY. The Investment Manager will exercise its best judgment in rendering its services to the Trust, and the Trust agrees, as an inducement to the Investment Manager's undertaking to do so, that, in the absence of willful misconduct, bad faith, gross negligence or reckless disregard of its duties or obligations in rendering its services to the Trust as specified in this Agreement, the Investment Manager will not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or any shareholder of the Trust in connection with the matters to which this Agreement

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relates. Any person, even though an officer, director,  employee or agent of the
Investment Manager, who may be or become an officer, Trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or when acting on any business of the Trust, to be rendering such services to or to be acting solely for the Trust and not as an officer, director, employee or agent, or one under the control or direction of the Investment Manager, even though paid by it.

      E. SECTION 11 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. The Trust hereby agrees that any entity or person associated with the Investment Manager that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of a Fund to the extent and as permitted by Section 11(a)(1)(H) of the Securities Exchange Act of 1934, as amended (the "1934 Act").

      F. SECTION 28(E) OF THE 1934 ACT. Subject to the appropriate policies and procedures approved by the Board of Trustees, the Investment Manager may, to the extent authorized by Section 28(e) of the 1934 Act, cause a Fund to pay a broker or dealer that provides brokerage or research services to the Investment Manager, a Sub-Adviser, the Trust or the Fund an amount of commission for effecting a Fund transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Investment Manager determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided in terms of that particular transaction or the Investment Manager's overall responsibilities to accounts as to which the Investment Manager exercises investment discretion. To the extent authorized by said Section 28(e) and this Agreement, the Investment Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. In addition, subject to seeking "best execution" and in compliance with the Conduct Rules of the National Association of Securities Dealers, Inc., the Investment Manager may also consider sales of shares of the Trust as a factor in the selection of brokers and dealers.

      G. DIRECTED BROKERAGE. Subject to the requirement to seek best execution, and to the direction by the Board of Trustees, the Trust reserves the right to direct the Investment Manager to cause Sub-Advisers to effect transactions in Fund securities through broker-dealers in a manner that will help generate resources to: (i) pay the cost of certain expenses which the Trust is required to pay or for which the Trust is required to arrange payment pursuant to this Agreement; or (ii) finance activities that are primarily intended to result in the sale of Trust shares. At the discretion of the Board of Trustees, such resources may be used to pay or cause the payment of Trust expenses or may be used to finance activities that are primarily intended to result in the sale of Trust shares.

                          3. ALLOCATION OF EXPENSES

      A. EXPENSES PAID BY THE INVESTMENT MANAGER:

         (i) SALARIES, EXPENSES AND FEES OF CERTAIN PERSONS. The Investment Manager (or its affiliates) shall pay all salaries, expenses, and fees of the officers and Trustees of the Trust who are officers, directors/trustees, partners, or employees of the Investment Manager or its affiliates; and

         (ii) ASSUMPTION OF TRUST EXPENSES. The payment or assumption by the Investment Manager of any expense of the Trust that the Investment Manager is not required by this Agreement to pay or assume shall not obligate the Investment Manager to pay or assume the same or any similar expense of the Trust on any subsequent occasion.

      B. EXPENSES PAID BY THE TRUST: The Trust will pay all expenses of its organization, operations, and business not specifically assumed or agreed to be paid by the Investment Manager, as provided in this Agreement, or by a Sub-Adviser, as provided in a Sub-Advisory Agreement. Without limiting the generality of the foregoing, the Trust shall pay or arrange for the payment of the following:

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         (i) PREPARING,  PRINTING AND MAILING OF CERTAIN DOCUMENTS. The costs of preparing, setting in type, printing and mailing of Prospectuses, Prospectus supplements, SAIs, annual, semiannual and periodic reports, and notices and proxy solicitation materials required to be furnished to shareholders of the Trust or regulatory authorities, and all tax returns;

         (ii) OFFICERS AND TRUSTEES. Compensation of the officers and Trustees of the Trust who are not officers, directors/trustees, partners or employees of the Investment Manager or its affiliates, any sub-adviser or any investment consultant to the Investment Manager;

         (iii) REGISTRATION FEES AND EXPENSES. All legal and other fees and expenses incurred in connection with the affairs of the Trust, including those incurred with respect to registering its shares with regulatory authorities and all fees and expenses incurred in connection with the preparation, setting in type, printing, and filing with necessary regulatory authorities of any registration statement and Prospectus, and any amendments or supplements that may be made from time to time, including registration, filing and other fees and expenses incurred in connection with federal, state and local laws and requirements of regulatory authorities;

         (iv) CUSTODIAN AND ACCOUNTING SERVICES. All expenses of the transfer, receipt, safekeeping, servicing and accounting for the Trust's cash, securities, and other property, including all charges of depositories, custodians, and other agents, if any, and other administrative services;

         (v) INDEPENDENT LEGAL AND ACCOUNTING FEES AND EXPENSES. The charges for the services and expenses of the independent accountants and legal counsel retained by the Trust, for itself or its Independent Trustees (as defined herein);

         (vi)  TRANSFER   AGENT.   The  charges  and  expenses  of   maintaining
shareholder accounts, including all charges of transfer, bookkeeping, and dividend disbursing agents appointed by the Trust;

         (vii)  BROKERAGE  COMMISSIONS.  All brokers'  commissions and issue and
transfer  taxes   chargeable  to  the  Trust  in  connection   with   securities
transactions to which the Trust is a party;

         (viii) TAXES. All taxes and corporate fees payable by or with respect to the Trust to federal, state, or other governmental agencies, including preparation of such documents as required by any governmental agency in connection with such taxes;

         (iviii) TRADE ASSOCIATION FEES. Any membership fees, dues or expenses incurred in connection with the Trust's membership in any trade association or similar organizations;

         (ix) BONDING AND INSURANCE. All insurance premiums for fidelity and other coverage;

         (x) SHAREHOLDER AND BOARD MEETINGS. All expenses incidental to holding shareholders and Trustees meetings, including the printing of notices and proxy materials and proxy solicitation fees and expenses;

         (xi) PRICING. All expenses of pricing of the net asset value per share of each Fund, including the cost of any equipment or services to obtain price quotations; and

         (xiiii) NONRECURRING AND EXTRAORDINARY EXPENSES. Such extraordinary expenses, such as indemnification payments or damages awarded in litigation or settlements made.

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                    4. COMPENSATION OF THE INVESTMENT MANAGER

      For its services performed hereunder, the Trust will pay the Investment Manager with respect to each Fund the compensation specified in Appendix A to this Agreement. Such compensation shall be paid to the Investment Manager by the Trust monthly; however, the Trust will calculate this charge on the daily average value of the assets of each Fund and accrue it on a daily basis.

      If this Agreement is terminated prior to the end of any calendar month with respect to a particular Fund, the fee for such Fund shall be pro-rated for the portion of any month in which this Agreement is in effect with respect to such Fund according to the proportion which the number of calendar days during which this Agreement is in effect bears to the number of calendar days in the month and shall be payable within 10 calendar days after the date of termination.

                              5. NON-EXCLUSIVITY

      The services of the Investment Manager to the Trust are not to be deemed to be exclusive, and the Investment Manager shall be free to render investment management, advisory or other services to others (including other investment companies) and to engage in other activities so long as the Investment Manager's ability to render services provided hereunder are not impaired. It is understood and agreed that the officers, directors and employees of the Investment Manager are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as officers, directors/trustees, partners or employees of any other firm or corporation, including other investment companies.

                         6. SUPPLEMENTAL ARRANGEMENTS

      The Investment Manager may enter into arrangements with its parent or other persons affiliated or unaffiliated with the Investment Manager for the provision of certain personnel, facilities and services to the Investment Manager to enable the Investment Manager to fulfill its duties and obligations under this Agreement.

                                7. REGULATION

      The Investment Manager shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

                           8. DURATION OF AGREEMENT

      This Agreement shall become effective upon the date first above written; provided, however, that this Agreement shall not take effect unless it has first been approved: (i) by a vote of a majority of those trustees of the Trust who are not "interested persons" (as defined in the 1940 Act) of any party to the Agreement ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by a vote of a majority of the outstanding voting securities of the Trust. This Agreement shall continue in effect for a period more than two (2) years from the date of its execution; thereafter it shall continue in effect only so long as such continuance is specifically approved at least annually (i) by the Board of Trustees, provided that in such event such continuance shall also be approved by the vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, or (ii) by the vote of either a majority of the outstanding voting securities of the Trust or, as appropriate, a majority of the outstanding voting securities of any affected Fund. The required shareholder

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

approval of the Agreement or of any continuance of the Agreement shall be effective with respect to any affected Fund if a "majority of the outstanding voting securities" (as defined in Section 2(a)(42) of the 1940 Act) of that Fund votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Fund affected by the Agreement or
(b) all of the other Funds of the Trust.

      If the shareholders of any Fund fail to approve the Agreement or any continuance of the Agreement, the Investment Manager will continue to act as investment manager with respect to such Fund for a maximum period of sixty (60) days pending the required approval of the Agreement or its continuance or of a new contract with the Investment Manager or a different investment manager or other definitive action; provided, that the compensation received by the Investment Manager in respect of such Fund during such period will be no more than its actual costs incurred in furnishing investment advisory and management services to such Fund or the amount it would have received under the Agreement in respect of such Fund, whichever is less.

                         9. TERMINATION OF AGREEMENT

      This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of the Trust or, with respect to any affected Fund, by the vote of a majority of the outstanding voting securities of such Fund, on sixty (60) days' written notice to the Investment Manager, or by the Investment Manager on sixty (60) days' written notice to the Trust. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment.

         10. PROVISION OF CERTAIN INFORMATION BY THE INVESTMENT MANAGER

      The Investment Manager will promptly notify the Trust of the occurrence of any of the following events:

      A. The Investment Manager fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Investment Manager is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

      B. Any change of control of the Investment Manager, including any change of its general partners, controlling persons or 25% or more shareholders, as applicable, and any changes in the senior management of the Investment Manager, including the chief executive officer, in each case prior to such change if the Investment Manager is aware of such change but in any event not later than promptly after such change.

                           11. AMENDMENTS TO AGREEMENT

      Except to the extent permitted by the 1940 Act or the rules or regulations thereunder or pursuant to any exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of each of the Funds affected by the amendment (unless such approval is not required by Section 15 of the 1940 Act as interpreted by the SEC or its staff) and by the vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to any affected Fund if a majority of the outstanding voting securities of that Fund votes to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Fund affected by the amendment or (b) all of the other Funds of the Trust. The parties may make non-material amendments to this Agreement if any such amendment is approved by the Board of the Trust. All amendments whether material or non-material shall be in writing and signed by the parties.

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                             12. ENTIRE AGREEMENT

      This Agreement contains the entire understanding and agreement of the parties.

                                  13. HEADINGS

      The  headings  in  the  sections  of  this   Agreement  are  inserted  for
convenience of reference only and shall not constitute a part hereof.

                                 14. NOTICES

      All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or the Investment Manager in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered in accordance with this section.

                              15. FORCE MAJEURE

      The Investment Manager shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, terrorist activities, failure of communication or power supply, or closure of the New York Stock Exchange. In the event of equipment breakdowns beyond its control, the Investment Manager shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

                               16. SEVERABILITY

      Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

                              17. INTERPRETATION

      Nothing herein contained shall be deemed to require the Trust or the Investment Manager to take any action contrary to its Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirements to which either of them is subject or by which either of them is bound, or to relieve or deprive the Trustees of their responsibility for and control of the conduct of the affairs of the Trust.

                         18. LIMITATION OF LIABILITY

      The Investment Manager is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust's Declaration of Trust or other organizational document and agrees that the obligations assumed by the Trust on behalf of a Fund pursuant to this Agreement shall be limited in all cases to such Fund and its assets, and the Investment Manager shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund or any other Fund of the Trust. In addition, the Investment Manager shall not seek satisfaction of any such obligations from the Trustees or any individual Trustee. The Investment Manager understands that the rights and obligations of any Fund under the Declaration of Trust or other organizational document are separate and distinct from those of any and all other Funds.

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

                              19. GOVERNING LAW

      The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware (without giving effect to its conflict of laws principles), or any of the applicable provisions of the 1940 Act. To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms "vote of a majority of the outstanding voting securities," "interested persons," "assignment," and "affiliated persons," as used herein shall have the meanings assigned to them by Section 2(a) of the 1940 Act unless otherwise stated herein. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.


OPTIMUM FUND TRUST                         DELAWARE MANAGEMENT COMPANY,
                                           a series of Delaware Management
                                           Business Trust


By:    Jude T. Driscoll                    By:    Joseph H. Hastings
   -----------------------------              ----------------------------------
Name:  Jude T. Driscoll                    Name:  Joseph H. Hastings
Title: Chairman/President/Chief Executive  Title: Senior Vice President/
       Officer                                    Treasurer/Controller

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                                  APPENDIX A
                                    TO THE
                       INVESTMENT MANAGEMENT AGREEMENT


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FUNDS                                       ANNUAL MANAGEMENT FEE RATE
                                  (AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS)
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Optimum Large Cap Growth Fund   0.80%    of assets up to $250 million
                                0.7875%  of assets from $250 million to $300
                                         million
                                0.7625%  of assets from $300 million to $400
                                         million
                                0.7375%  of assets from $400 million to $500
                                         million
                                0.725%   of assets over $500 million
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Optimum Large Cap Value Fund    0.80%    of assets up to $100 million
                                0.7375%  of assets from $100 million to $250
                                         million
                                0.7125%  of assets from $250 million to $500
                                         million
                                0.6875%  of assets over $500 million
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Optimum Small Cap Growth Fund   1.10%    of assets
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Optimum Small Cap Value Fund    1.05%    of assets up to $75 million
                                1.025%   of assets from $75 million to $150
                                         million
                                1.00%    of assets over $150 million
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Optimum International Fund      0.875%   of assets up to $50 million
                                0.80%    of assets from $50 to 100 million
                                0.78%    of assets from $100 to 300 million
                                0.765%   of assets from $300 to 400 million
                                0.73%    of assets over $400 million
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Optimum Fixed Income Fund       0.70%    of assets up to $25 million
                                0.65%    of assets from $25 million to $100
                                         million
                                0.60%    of assets over $100 million
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